Exhibit 99.1

                              For Immediate Release
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Company Contacts:                                ARC Wireless Solutions, Inc.
Randall Marx, Chief Executive Officer            Phone: 303-421-4063
randall.marx@arcwireless.net                     Fax:   303-424-5085
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Richard Anderson, Investor Relations
richard.anderson@arcwireless.net
web page: www.arcwireless.net
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                 ARC WIRELESS SOLUTIONS PROVIDES COMPANY UPDATE

     Wheat Ridge, Colorado June 26, 2008 - Randall P. Marx, Chairman and Chief Executive Officer of ARC Wireless Solutions, Inc. (NASDAQ:ARCW), today reported the following to update the Company's shareholders and the investment community in general concerning the Company.

     At this point in time, we believe that our Company is in an advantageous position. This position was made possible by the sale of our Winncom subsidiary during a time when it appears that operating company valuations were at a very high level. As a result of this transaction, the Company received net cash of more than $15 million, with the intention of utilizing it in the acquisition of, investment in, and/or development of one or more businesses. We immediately began searching for one or more businesses for this purpose; however, it quickly became apparent to us that the same (or even higher) valuations that we were able to benefit from in the sale of our subsidiary continued to be reflected in the general market place, and that at that time we could not find an acquisition or other appropriate investment with a justifiable valuation. Our discussions with acquisition professionals, as well as information in the available publications, confirmed our conclusions. Nevertheless, we have continued to intensely pursue and review possible acquisition targets.

     During the 18 months since the sale of our Winncom subsidiary, in addition to pursuing possible acquisition targets, we have obtained a NASDAQ listing for the Company. On the acquisition front, we recently are seeing valuations of potential acquisition targets decreasing. Given current market conditions, we are continuing at the present time to seek possible acquisition targets as well as pursue other strategic alternatives for the Company. We believe that our strong balance sheet places us in a more competitive position for the acquisition and integration of the right business, and that a transaction of that nature would not only enhance shareholder value but also provide an advantageous foundation from which we would have greater potential to identify and pursue additional opportunities to drive shareholder value.

     The Company currently has three main assets: cash, an established operating company (our antenna business), and a publicly traded stock with a NASDAQ listing. Despite the values of these assets and our advantageous position described above, our stock is trading at a valuation that we believe is lower than the general relevant trading market. As we continue to work on enhancing shareholder value, which is one of our primary objectives, we have recently hired an investment banking firm, Knox and Co. of Westport, Connecticut, to work with and advise the board of directors concerning strategic alternatives with respect to our existing assets and future opportunities.

     In conclusion, the objective of our board of directors and management is to apply our efforts for the greater good of the Company and its shareholders and to strive for a beneficial return on investment for our shareholders. We believe we have proven our ability to operate efficiently and to take advantage of timely opportunities. We also believe that our demonstrated patience ultimately will lead to solidifying the next generation of our business.

     I thank everyone in our organization for their hard work in bringing ARC Wireless Solutions to this point in its evolution.

     Thank you also to all our shareholders for your continued support and confidence.

About ARC Wireless Solutions, Inc.

     ARC Wireless Solutions, Inc. is involved in selective design, manufacturing, marketing and selling of a broad range of wireless components and network products and accessories. The Company develops, manufactures and markets proprietary products, including Wi-Fi(R) and WiMAX(TM) panel antennas, mobile GPS, and cellular antennas, as well as base station antennas (for cellphone towers), through its Wireless Communications Solutions Division; it designs, manufactures and distributes cable assemblies for cable, satellite and other markets through its Starworks Wireless Inc. subsidiary; and it negotiates and manages its contract manufacturing relationships through its ARC Wireless Hong Kong Ltd. subsidiary. The Company's products and systems are marketed through the Company's internal sales force, OEMs, reseller distribution channels, retail, and the Internet. ARC Wireless Solutions, Inc., together with its Wireless Communications Solutions Division and its Starworks Wireless Inc. subsidiary, are headquartered in Wheat Ridge, Colorado. The Company's Hong Kong subsidiary is located in Central, Hong Kong. For more information about the Company and its products, please visit our web sites at www.arcwireless.net, www.antennas.com, www.starworkswireless.com and www.arcwirelesshk.net

     This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. This Release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and assumptions upon which forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K for additional statements concerning important factors, such as demand for products, manufacturing costs, and competition, and the Company's ability to successfully utilize its cash, that could cause actual results to differ materially from the Company's expectations. The Company does not intend (and is not obligated) to update publicly any forward-looking statements.